Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

October 18, 2005

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2005

NEWPORT BEACH, CA, October 18, 2005 - Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) reported revenue of $6.4 million for the three months ended September 30, 2005, up from $4.5 million for the three months ended September 30, 2004. In addition, the Company reported net income of $0.4 million, or $0.04 per diluted share, for the three months ended September 30, 2005, compared to net income of $0.2 million, or $0.02 per diluted share, for the three months ended September 30, 2004. For the nine months ended September 30, 2005, the Company reported net income of $3.3 million, or $0.31 per diluted share, compared to net income of $1.5 million, or $0.15 per diluted share, for the same period in 2004.

Revenues increased $1.8 million, or 41%, in the third quarter of 2005 compared to the third quarter of 2004. For the quarter ended September 30, 2005, the increase in revenue was primarily attributable to two factors: (i) net insurance premiums earned increased by $1.2 million, as a result of increased premiums earned generated from additional insurance programs that were added in the second half of 2004; and (ii) improved travel, incentive and event management related revenue of $0.4 million as a result of operating larger programs in the third quarter of 2005 compared to the third quarter of 2004.

Costs and operating expenses increased $2.2 million for the three months ended September 30, 2005, compared to the three months ended September 30, 2004. For the third quarter of 2005, the majority of the increase in costs and operating expenses were attributable to higher loss and loss adjustment expenses of $0.9 million and higher insurance acquisition costs and other operating expenses of $0.5 million, both of which resulted from the addition of new insurance programs, as well as full-quarter operations of certain insurance programs when compared with the same period in 2004. In addition, general and administrative expenses increased by approximately $0.6 million as a result of increased personnel, professional services, travel and amortization expenses.

Other income increased $0.8 million for the three months ended September 30, 2005, compared to the three months ended September 30. 2004. The increase was a result of improved yields on our investment portfolio, increased investment income on insurance reserves and increased income and service fees from minority investments.

The Company’s balance sheet at September 30, 2005 reflects total assets of $139.1 million and working capital (total current assets less current liabilities) of $94.9 million, or $9.11 per common share outstanding (based on 10,420,180 common shares outstanding at September 30, 2005).

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, October 19, 2005 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing 800-895-3606, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 888-566-0148 and follow the prompts, or visit the www.ambassadors.com/investor website. A webcast will be made available following the conference call.

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows through its wholly-owned subsidiary, Ambassadors, LLC. Ambassadors, LLC provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services as well as provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company also operates marina facilities in both the United States and Mexico through its BellPort Group, Inc. subsidiary. In addition, the Company has a specialty reinsurance company, Cypress Reinsurance, Ltd, that participates in selective reinsurance programs. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the travel services and insurance markets, potential claims related to the Company’s reinsurance business, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended September 30,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event management related	$2,976	$2,613
Net insurance premiums earned	3,072	1,879
License fees and other	326	37

	6,374	4,529

Costs and operating expenses:
Cost of software and technology related sales	93	6
Selling and tour promotion	735	707
General and administrative	3,144	2,525
Loss and loss adjustment expenses	1,699	753
Insurance acquisition costs and other operating expenses	1,220	713

	6,891	4,704

Operating loss	(517)	(175)

Other income	1,213	461

Income before income taxes	696	286
Provision for income taxes	268	84

Net income	$428	$202

Earnings per share:
Basic	$0.04	$0.02
Diluted	$0.04	$0.02
Weighted-average common shares outstanding:
Basic	10,407	9,849
Diluted	10,668	10,064

	Nine Months Ended September 30,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event management related	$12,460	$10,201
Net insurance premiums earned	8,764	3,156
License fees and other	959	170

	22,183	13,527

Costs and operating expenses:
Cost of software and technology related sales	443	41
Selling and tour promotion	2,348	2,291
General and administrative	9,146	7,518
Loss and loss adjustment expenses	4,562	1,210
Insurance acquisition costs and other operating expenses	3,464	1,292

	19,963	12,352

Operating income	2,220	1,175

Other income	3,200	1,221

Income before income taxes	5,420	2,396
Provision for income taxes	2,129	857

Net income	$3,291	$1,539

Earnings per share:
Basic	$0.32	$0.16
Diluted	$0.31	$0.15
Weighted-average common shares outstanding:
Basic	10,286	9,870
Diluted	10,573	10,124

Summary of business segment information is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Ambassadors	$3,081	$2,650	$12,870	$10,371
Cypress Re	3,072	1,879	8,764	3,156
Corporate and Other	221	—	549	—

Total revenue	$6,374	$4,529	$22,183	$13,527

Operating income (loss):
Ambassadors	$199	$(67)	$3,660	$2,012
Cypress Re	153	413	738	654
Corporate and Other	(869)	(521)	(2,178)	(1,491)

Total operating income (loss)	$(517)	$(175)	$2,220	$1,175

Summary balance sheet information is as follows (in thousands):

	September 30, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$99,643	$97,915
Accounts receivable, net	4,295	4,128
Premiums receivable	13,329	10,040
Deferred policy acquisition costs	1,638	1,758
Reinsurance recoverable	1,201	1,597
Prepaid reinsurance premiums	1,084	1,207
Deferred income taxes	387	335
Prepaid program costs and other current assets	2,080	2,592

Total current assets	123,657	119,572
Property and equipment, net	646	664
Goodwill	8,996	6,275
Other intangibles	1,391	—
Other assets	4,436	3,150

Total assets	$139,126	$129,661

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$7,251	$4,455
Participant deposits	7,125	6,797
Loss and loss adjustment expense reserves	8,557	6,134
Unearned premiums	5,665	6,409
Deferred gain on retroactive reinsurance	168	522

Total current liabilities	28,766	24,317
Non-current participant deposits	—	404
Other liabilities	—	114

Total liabilities	28,766	24,835
Stockholders’ equity	110,360	104,826

Total liabilities and stockholders’ equity	$139,126	$129,661